Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
January 18, 2006

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier-Ball	(614) 480-5413
Susan Stuart	(614) 480-3878	Maureen Brown	(614) 480-4588
HUNTINGTON BANCSHARES REPORTS:
•	2005 FOURTH QUARTER RESULTS
•	NET INCOME OF $100.6 MILLION, UP 10%, AND EARNINGS PER COMMON SHARE OF $0.44, UP 13%;

•	INCREASES IN NON-PERFORMING LOANS AND ALLOWANCE FOR LOAN AND LEASE LOSSES;
•	2005 FULL-YEAR RESULTS
•	NET INCOME OF $412.1 MILLION, UP 3%, AND RECORD EARNINGS PER COMMON SHARE OF $1.77, UP 4%;
•	2006 FULL-YEAR EARNINGS OUTLOOK

•	DECLARES 16% INCREASE IN QUARTERLY CASH DIVIDEND ON ITS COMMON STOCK
     COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2005 fourth quarter earnings of $100.6 million, or $0.44 per common share, up 10% and 13%, respectively, from $91.1 million, or $0.39 per common share, in the year-ago quarter. Earnings in the 2005 third quarter were $108.6 million, or $0.47 per common share.
     Earnings for full-year 2005 were $412.1 million, or $1.77 per common share, up 3% and 4%, respectively, from $398.9 million, or $1.71 per common share, in 2004.
FOURTH QUARTER PERFORMANCE DISCUSSION
     “Despite several positive trends in the quarter, fourth quarter performance was weaker than expected,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “This reflected two credit-related items. First, due to developments very late in the quarter, two credits totaling $12 million were classified as non-performing loans and accounted for most of the $15 million increase in non-performing assets. We don’t see this as being the start of a trend, as we expect our non-performing assets ratio for 2006 to remain relatively stable with the year-end ratio of 0.48%.
     “The second credit-related disappointment was a number of commercial loan downgrades, also occurring late in the quarter. Given our highly quantitative loan loss reserve methodology, these downgrades required a meaningful increase in our allowance for loan and lease losses. As a result, our provision for credit losses exceeded net charge-offs by $13.3 million. We also don’t view this as being the beginning of a trend, as we expect our 2006 full-year net charge-off ratio will be at the lower end of our 0.35%-0.45% targeted range. Our expectation going forward is that our provision for credit loss expense will be more reflective of net charge-off levels.”
     “Aside from these two credit-related issues, there were a number of good underlying performance trends in the quarter that point to positive momentum going into 2006,” he noted. “Our net interest margin increased three basis points. Average total commercial loans grew at an annualized 7% rate from the third quarter, with average core deposits increasing an annualized 3%. Trust services income increased for the ninth consecutive quarter, and expenses were well-controlled. Our net charge-off ratio was only 29 basis points, matching the low ratio of the prior quarter. And, we used excess capital to repurchase 5.2 million shares of common stock.”
     Highlights compared with 2005 third quarter included:
•	$15.4 million, or 15%, increase in non-performing assets (NPA) with a 0.48% period-end NPA ratio, compared with 0.42% in the prior quarter.

•	1.10% period-end allowance for loan and lease losses (ALLL) ratio, up from 1.04% as provision for credit losses exceeded net charge-offs by $13.3 million.

•	3.34% net interest margin, up from 3.31% despite a one basis point negative impact from share repurchase activity.

•	2% growth (7% annualized) in average total commercial loans.

•	1% decline (4% annualized) in average total consumer loans, including a decline in average total automobile loans and leases reflecting loan sales. Average residential mortgages and home equity loans were little changed.

•	$8.8 million of securities losses, reflecting a decision to reposition a segment of the investment securities portfolio.

•	1% increase (3% annualized) in average total core deposits, driven by growth in commercial deposits.

•	0.29% annualized net charge-offs, unchanged with the prior quarter.

•	7.19% period-end tangible common equity ratio, down from 7.39%, reflecting the repurchase of 5.2 million common shares.
     Significant items impacting 2005 fourth quarter performance included (see table below):
•	$7.0 million after-tax ($0.03 earnings per share) positive net impact related to the recognition of the effect of federal tax refunds on income tax expense. Each quarter of 2005 reflected similar impacts, resulting from the ability to carry back federal tax losses to prior years.
•	$10.4 million pre-tax ($0.03 earnings per share) negative impact from (1) the sale of investment securities as part of a plan to reposition a segment of the portfolio, which resulted in $8.8 million of pre-tax losses, and (2) a $1.6 million impact of mortgage servicing rights (MSR) recovery of temporary impairment net of hedge-related trading activity.
Significant Items Impacting Earnings Performance Comparisons (1)

Three Months Ended		Impact (2)
	(In millions, except per share)	Amount (3)		EPS

December 31, 2005 – GAAP earnings		$100.6	(4)	$0.44
•	Net impact of federal tax loss carry back	7.0	(4)	0.03
•	Securities losses plus MSR recovery of temporary impairment net of hedge-related trading activity	(10.4)		(0.03)

September 30, 2005 – GAAP earnings		$108.6	(4)	$0.47
•	Net impact of federal tax loss carry back	6.8	(4)	0.03
•	Net impact of repatriating foreign earnings	(5.0	) (4)	(0.02)
•	MSR recovery of temporary impairment net of hedge-related trading activity	(2.1)		(0.01)

December 31, 2004 – GAAP earnings		$91.1	(4)	$0.39
•	SEC/regulatory-related expenses	(6.5)		(0.03)
•	Property lease impairments	(7.8)		(0.02)
•	One time adjustment to consolidated securitization	3.7		0.01

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings

(3)	Pre-tax unless otherwise noted

(4)	After-tax
Net Interest Income, Net Interest Margin, Loans and Leases, and Investment Securities
2005 Fourth Quarter versus 2004 Fourth Quarter
     Fully taxable equivalent net interest income increased $5.6 million, or 2%, from the year-ago quarter, primarily reflecting the favorable impact of a $0.9 billion, or 3%, increase in average earning assets, partially offset by a 4 basis point, or an effective 1%, decline in the net interest margin. The fully taxable equivalent net interest margin of 3.34%, declined from 3.38% in the year-ago quarter, as the net interest margin in the year-ago quarter included a 6 basis point positive impact related to a securitization funding cost adjustment. Excluding this impact, the current quarter’s net interest margin would have increased 2 basis points from the year-ago period reflecting the benefit of higher-yielding loans, the unwinding of excess liquidity early in the year, and disciplined deposit pricing.
     Average total loans and leases increased $1.4 billion, or 6%, from the 2004 fourth quarter,

with consumer and commercial loans contributing equally to the growth. Average total consumer loans increased $0.7 billion, or 6%, from the year-ago quarter, reflecting growth across all consumer loan categories. Average residential mortgages increased $0.5 billion, or 13%, and average home equity loans increased $0.2 billion, or 4%. Though residential mortgage and home equity loan growth rates were strong compared with the year-ago quarter, they have continued to slow.
     Compared with the year-ago quarter, average total automobile loans and leases increased only 1%. Average automobile loans increased $0.1 billion, or 5%, reflecting current automobile loan production and loan sales. Average direct financing leases declined 2% from the year-ago quarter, reflecting declining production levels due to lower consumer demand and aggressive price competition. Average operating lease assets declined $0.4 billion, or 62%, as this portfolio continued to run off. Total automobile loan and lease exposure at quarter end was 18%, down from 21% a year ago.
     Average total commercial loans increased $0.7 billion, or 7%, from the year-ago quarter. This reflected a $0.6 billion, or 8%, increase in total middle market C&I and CRE loans, and 4% growth in average small business C&I and CRE loans.
     Average total investment securities were $0.1 billion, or 2%, higher than in the year-ago quarter.
2005 Fourth Quarter versus 2005 Third Quarter
     Compared with the 2005 third quarter, fully taxable equivalent net interest income increased $2.1 million, or 1%, reflecting a three basis point increase in the net interest margin to 3.34%, as well as growth in average earning assets. The increase in the net interest margin largely reflected a neutrally positioned balance sheet and disciplined deposit pricing, partially offset by the impact of funding share repurchases.
     Average total loans and leases in the fourth quarter increased only slightly from the 2005 third quarter, as growth in average total commercial loans was offset by a decline in average total consumer loans.
     Average total commercial loans increased $0.2 billion, or 2%, from the third quarter. As noted in 2004, we established new criteria for categorizing new and renewed commercial loans as either C&I or CRE based on the underlying purpose of the loan. In November, we applied these criteria to all remaining loans not yet renewed, resulting in a net $500 million of loans reclassified from CRE to C&I, largely representing commercial loans secured by owner-occupied real estate. This reclassification was made to so that the entire commercial loan portfolio would be reported on the same basis. Underlying fourth quarter commercial loan trends, therefore, can be better discerned by looking at the performance of these two middle market commercial loan categories on a combined basis. On this basis, average total middle market C&I and CRE loans increased $0.2 billion, or 2%, from the third quarter. This growth came from our Central Ohio and Eastern Michigan regions, supplemented by a modest recovery of automobile dealer floor plan loans.
     Average total small business C&I and CRE loans declined slightly from the third quarter reflecting decreased demand.

     Compared with the 2005 third quarter, average total consumer loans declined $0.2 billion, or 1%, primarily reflecting a 3% decrease in average automobile loans and leases. Average automobile loans declined, as production was more than offset by payments and loan sales. The decline in average direct financing leases reflected lower consumer demand and aggressive market pricing. Average home equity loans declined slightly and residential mortgages were little changed from third quarter levels. This reflected the continuation of slowing growth over the last several quarters due to a combination of factors including lower demand as interest rates levels increased, consumer pay downs, as well as our desire to maintain credit underwriting and pricing discipline.
     Average investment securities increased $0.3 billion, or 7%, from the 2005 third quarter, reflecting the purchase of floating rate asset-backed securities. During the fourth quarter a decision was made to restructure a portion of the investment portfolio to replace lower rate securities with higher rate securities. Specifically, $260 million of lower rate agency debt was sold, most of which was callable, which resulted in $8.8 million of securities losses. The proceeds were reinvested in well-structured agency collateralized mortgage obligations at higher rates.
Deposits
2005 Fourth Quarter versus 2004 Fourth Quarter
     Average total core deposits in the 2005 fourth quarter increased $0.4 billion, or 3%, from the year-ago quarter. All of this increase reflected growth in certificates of deposit less than $100,000, partially offset by declines in savings and other domestic time deposits and interest bearing demand deposits. This transfer of funds into certificates of deposit less than $100,000 and out of other deposit accounts reflected customer preference for higher fixed rate term deposit accounts. Average certificates of deposit less than $100,000 increased $1.0 billion, or 39%, with this increase partially offset by a 12% decline in savings and other domestic time deposits, as well as a 2% decline in interest bearing demand deposits.
2005 Fourth Quarter versus 2005 Third Quarter
     Compared with the 2005 third quarter, average total core deposits increased 1%. This primarily reflected 8% growth in certificates of deposits less than $100,000, primarily consumer driven, partially offset by declines in savings and other time deposits, as well as interest bearing demand deposits.
Non-Interest Income
2005 Fourth Quarter versus 2004 Fourth Quarter
     Non-interest income decreased $35.6 million, or 19%, from the year-ago quarter, mostly attributed to the $30.8 million decline in operating lease income, reflecting the continued run-off of the operating lease portfolio. The remaining categories decreased a total of $4.9 million with the primary drivers being:
•	$10.9 million decline in securities gains as the current quarter reflected $8.8 million of securities losses related to the repositioning of a portion of the investment securities portfolio noted earlier. This contrasts with $2.1 million of securities gains in the year-ago quarter.
Partially offset by:
•	$3.1 million, or 18%, increase in trust services income, due primarily to higher mutual fund, personal trust, and institutional trust assets under management.

•	$2.1 million, or 24%, increase in mortgage banking income, primarily reflecting higher secondary marketing income.
2005 Fourth Quarter versus 2005 Third Quarter
     Compared with the 2005 third quarter, non-interest income decreased $13.4 million, or 8%. This included a $4.9 million decline in operating lease income, reflecting the run-off of the operating lease portfolio. The remaining fee income categories contributed a net $8.5 million decrease with the primary drivers being:
•	$10.2 million decrease in mortgage banking income, as the current quarter reflected $0.4 million of MSR recovery of temporary impairment compared with $10.5 million of MSR recovery of temporary impairment in the third quarter.

•	$8.8 million of investment securities losses compared with $0.1 million of securities gains in the prior quarter.

•	$2.7 million, or 6%, decline in service charges on deposit accounts, reflecting lower commercial service charges.
Partially offset by:
•	$13.1 million increase in other income as the prior quarter included $12.8 million of MSR hedge-related trading losses.
Non-Interest Expense
2005 Fourth Quarter versus 2004 Fourth Quarter
     Non-interest expense decreased $50.7 million, or 18%, from the year-ago quarter with $29.6 million of the decline reflecting the run-off of the operating lease portfolio. Of the remaining $21.1 million decline from the year-ago quarter, the primary drivers were:
•	$8.1 million, or 31%, decline in net occupancy expense as the year-ago quarter included asset valuation write-downs and establishment of reserves related to certain specific properties.

•	$7.3 million, or 28%, decline in other expense, as the year-ago quarter included $5.5 million of SEC and regulatory-related expenses, and a $1.7 million decline in residual value losses.

•	$6.6 million, or 5%, decline in personnel expense, primarily reflecting lower incentive compensation and benefits expense.

•	$2.1 million, or 22%, decline in professional services, due primarily to lower legal and consulting expense.

Partially offset by:
•	$1.8 million, or 33%, increase in marketing expense related to increased advertising expenditures.

•	$1.1 million increase in outside data processing and other services with the largest increase in debit card processing expense, up $0.6 million.
2005 Fourth Quarter versus 2005 Third Quarter
     Compared with the 2005 third quarter, non-interest expense decreased $2.7 million, including a $4.1 million decline in operating lease expense, reflecting the run-off of the operating lease portfolio. The primary drivers of the remaining $1.4 million increase, excluding the impact of the operating lease expense decline, were:
•	$1.6 million, or 9%, increase in outside data processing and other services.

•	$1.3 million, or 8%, increase in net occupancy expense.
Partially offset by:
•	$1.4 million, or 1%, decline in personnel costs, primarily reflecting lower incentive compensation, commensurate with slower loan growth, and lower benefits expense.
Income Taxes
     The company’s effective tax rate was 22.5% in the 2005 fourth quarter, down from 29.0% in the year-ago quarter, and from 28.4% in the 2005 third quarter. As previously disclosed, the effective tax rate in each quarter of 2005 included the positive impact on net income due to a federal tax loss carry back, tax exempt income, bank owned life insurance, asset securitization activities, and general business credits from investment in low income housing and historic property partnerships. These positive items were partially offset in the 2005 third quarter, primarily due to an increase in pre-tax earnings and the repatriation of foreign earnings. In 2006, the effective tax rate is anticipated to increase to a more typical rate just below 30%.
Credit Quality
     Total net charge-offs for the 2005 fourth quarter were $17.6 million, or an annualized 0.29% of average total loans and leases. This was down from $20.9 million, or an annualized 0.36%, in the year-ago quarter, but little changed from $18.0 million, or a comparable annualized 0.29%, of average total loans and leases, in the 2005 third quarter.
     Total commercial net charge-offs in the fourth quarter were $3.6 million, or an annualized 0.13%, down from $5.2 million, or an annualized 0.21%, in the year-ago quarter. This reflected net recoveries in the current quarter in middle market C&I and CRE loans, which lowered total commercial net charge-offs by $2.0 million and $2.7 million, respectively, from the year-ago quarter. This benefit was partially offset by a $3.1 million increase in small business loan net charge-offs, which totaled $4.5 million in the current quarter, or an annualized 0.80% of related loans. Compared with the 2005 third quarter, current period total commercial net charge-offs were down $0.7 million from $4.3 million, or an annualized 0.16%, in the prior quarter.
     Total consumer net charge-offs in the current quarter were $14.0 million, or an annualized

0.41% of related loans. This compared with $15.8 million, or 0.49%, in the year-ago quarter. The decline from the year-ago quarter reflected primarily lower automobile loan and lease net charge-offs and lower home equity net charge-offs. Total automobile loan and lease net charge-offs in the 2005 fourth quarter were $6.6 million, or an annualized 0.61% of related loans and leases, down from $7.5 million, or an annualized 0.70%, in the year-ago quarter. Home equity loan net charge-offs in the current quarter were $4.5 million, or an annualized 0.39%, down from $5.3 million, or 0.48%, in the year-ago quarter. Compared with the 2005 third quarter, total consumer net charge-offs increased slightly to $14.0 million, or an annualized 0.41%, from $13.7 million, or 0.40%. This reflected slightly higher residential mortgage and home equity loan net charge offs.
     NPAs were $117.2 million at December 31, 2005, and represented 0.48% of related assets, up from $108.6 million, or 0.46%, at the end of last year and up $15.4 million from $101.8 million, or 0.42%, at September 30, 2005. Non-performing loans and leases (NPLs), which exclude OREO, were $101.9 million at December 31, 2005, up $38.0 million from the year-earlier period, and $12.2 million from the end of the third quarter. The increase from the 2005 third quarter primarily reflected two credits totaling $12 million, one an automotive industry-related credit in our Northeast Ohio region, and the other a residential-related commercial real estate project in our West Michigan region. NPLs expressed as a percent of total loans and leases were 0.42% at December 31, 2005, up from 0.27% a year earlier and from 0.37% at September 30, 2005.
     The over 90-day delinquent, but still accruing, ratio was 0.23% at December 31, 2005, unchanged from the end of the year-ago quarter, and little changed from 0.21% at September 30, 2005.
Allowances for Credit Losses (ACL) and Loan Loss Provision
     We maintain two reserves, both of which are available to absorb possible credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments (AULC). When summed together, these reserves constitute the total allowances for credit losses (ACL).
     The December 31, 2005, ALLL was $268.3 million, down from $271.2 million a year earlier, but up from $253.9 million at September 30, 2005. Expressed as a percent of period-end loans and leases, the ALLL ratio at December 31, 2005, was 1.10%, down from 1.15% a year ago, reflecting the improvement in economic conditions. The increase in the ALLL ratio from the third quarter reflected commercial credit downgrades in the manufacturing, services and commercial real estate sectors, largely in the Northern Ohio and East Michigan markets. These downgrades were reflected in the increase in the transaction and specific reserve components of the ALLL. The table below shows the change in the ALLL ratio and each reserve component from the 2004 fourth quarter and 2005 third quarter.
Components of ALLL as percent of total loans and leases:

				4Q05 change from
	4Q05	3Q05	4Q04	3Q05	4Q04
Transaction reserve	0.84%	0.81%	0.78%	0.03%	0.06%
Economic reserve	0.21	0.20	0.32	0.01	(0.11)
Specific reserve	0.05	0.03	0.05	0.02	—

Total ALLL	1.10%	1.04%	1.15%	0.06%	(0.05)%

     The ALLL as a percent of NPAs was 229% at December 31, 2005, down from 250% a year ago, and 249% at September 30, 2005.
     At December 31, 2005, the AULC was $37.0 million, up from $33.2 million at the end of the year-ago quarter, but down from $38.1 million at September 30, 2005.
     On a combined basis, the ACL as a percent of total loans and leases was 1.25% at December 31, 2005, down from 1.29% a year earlier, but up from 1.19% at the end of last quarter. The ACL as a percent of NPAs was 261% at December 31, 2005, down from 280% a year earlier and 287% at September 30, 2005.
     The provision for credit losses in the 2005 fourth quarter was $30.8 million, an $18.2 million increase from the year-ago quarter and a $13.1 million increase from the 2005 third quarter. The increase in provision expense from the year-ago quarter and the prior quarter reflected a combination of higher non-performing assets, as well as the downgrades in certain commercial credits discussed above.
Capital
     At December 31, 2005, the tangible equity to assets ratio was 7.19%, up slightly from 7.18% a year ago, but down from 7.39% at September 30, 2005. At December 31, 2005, the tangible equity to risk-weighted assets ratio was 7.88%, up slightly from 7.86% at the end of the year-ago quarter, but down from 8.19% at September 30, 2005. The increase in these ratios from a year ago reflected growth in retained earnings, with the improvement in the risk-weighted ratio also reflecting the reduced overall risk profile of earning assets. The declines from September 30, 2005, reflected the impact of share repurchases.
     During the quarter, 5.2 million shares of common stock were repurchased in the open market, leaving 9.8 million shares remaining under the 15 million share repurchase authorization announced October 18, 2005. We expect to repurchase shares from time-to-time in the open market or through privately negotiated transactions depending on market conditions.
FULL YEAR PERFORMANCE DISCUSSION
     Commenting on full-year performance, Hoaglin said, “Full-year net income and earnings per common share for Huntington came in below our expectations due to the weaker than expected fourth quarter results. Even so, full-year earnings per share were $1.77, up 4%, and represented a record year. We demonstrated improved performance and continued to gain momentum in a number of areas.”
     “Our net interest margin proved to be very stable in what was a challenging environment as interest rates rose and loan and deposit pricing was very aggressive,” he continued. “Average total loans and leases increased 10% and average total core deposits grew 5%. Trends in core fee income activities were mixed. Trust income increased 15%, other service charges grew 7%, and mortgage banking, including the net impact of MSR recoveries net of hedge-related trading activity, increased 29%. On the other hand, service charges on deposit accounts, as well as brokerage and insurance income, declined 2%. Expenses were well-controlled and our efficiency ratio improved. And our year-end capital ratios were strong, even as we repurchased

9.6 million shares of our stock.”
     “Overall, revenues declined 8% while expenses decreased 14%, resulting in a reported operating leverage of 6%. We believe this overstates our operating leverage because of the impact of operating lease accounting and other large items that affect comparability between the two years (see Tables 1& 2). After adjusting for operating lease accounting and such items, revenue grew 3% and expenses fell 1%, resulting in 4% positive operating leverage.”
     “Credit quality performance was also mixed. Our 0.33% net charge-off ratio was below our targeted 0.35%-0.45% range. But credit downgrades late in December contributed to a 48% increase in provision for credit losses for the year. Our period end non-performing assets were 8% higher than a year earlier, though as noted earlier, we don’t see much change from where we ended the year. All in all, this performance gives us confidence of momentum as we go into 2006.”
Table 1 — Operating Leverage Analysis

				Better /(Worse)
	(In millions, except per share)	2005	2004	Amount	Percent

Revenue FTE — Reported (1)		$1,608.1	$1,741.6	$(133.5)	(7.7)%

•	Operating lease expense	(108.3)	(236.5)
•	Securities losses (gains)	8.1	(15.8)
•	Adjustment to consolidated securitization	—	(3.7)
•	Gain on sale of auto loans (2)	—	(14.2)

Revenue FTE — Adjusted		$1,507.9	$1,471.4	$36.5	2.5%

Non-interest expense — Reported		$969.8	$1,122.2	$152.4	13.6%

•	Operating lease expense	(108.3)	(236.5)
•	SEC/regulatory-related expenses	(3.7)	(13.6)
•	Severance and consolidation expenses and restructuring reserve releases	(4.6)	1.2
•	Property lease impairments	—	(7.8)
•	Unizan conversion expenses	—	(3.6)

Non-interest expense — Adjusted		$853.2	$861.9	$8.7	1.0%

Operating leverage – Reported					5.9%

Operating leverage – Adjusted					3.5%

Efficiency ratio (3) – Reported		60.0%	65.0%

Efficiency ratio (3) – Adjusted		56.5%	58.5%

(1)	Fully taxable equivalent net interest income + non-interest income

(2)	Prior to flow sale program initiated in 2005

(3)	Non-interest expense less amortization of intangibles, divided by net interest income (FTE) and non-interest income excluding securities gains (losses)

Table 2 — Significant Items Impacting Earnings Performance Comparisons (1)

Twelve Months Ended		Impact(2)
	(In millions, except per share)	Amount(3)		EPS

December 31, 2005 – GAAP earnings		$412.1	(4)	$1.77
•	Net impact of federal tax loss carry back	26.9	(4)	0.12
•	Securities losses	(8.1)		(0.02)
•	MSR recovery of temporary impairment net of hedge-related trading activity	(7.3)		(0.02)
•	Single middle market C&I net charge-off in 1Q, net of allocated reserves	(6.4)		(0.02)
•	Net impact of repatriating foreign earnings	(5.0	) (4)	(0.02)
•	Severance and consolidation expenses	(4.6)		(0.01)
•	Write-off of equity investment	(2.1)		(0.01)
•	SEC/regulatory-related expenses	(3.7)		(0.01)

December 31, 2004 – GAAP earnings		$398.9	(4)	$1.71
•	SEC/regulatory-related expenses	(13.6)		(0.05)
•	Property lease impairments	(7.8)		(0.02)
•	Unizan conversion expenses	(3.6)		(0.01)
•	Gain on sale of auto loans (5)	14.2		0.04
•	Single middle market C&I recovery	11.1		0.03
•	MSR recovery of temporary impairment net of hedge-related trading activity	(7.2)		(0.02)
•	Securities gains	15.8		0.04
•	Adjustment to consolidated securitization	3.7		0.01

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings

(3)	Pre-tax unless otherwise noted

(4)	After-tax

(5)	Prior to flow sale program initiated in 2005
2006 OUTLOOK
     When earnings guidance is given, it is our practice to do so on a GAAP basis, unless otherwise noted. Such guidance includes the expected results of all significant forecasted activities. However, guidance typically excludes unusual or one-time items, as well as selected items where the timing and financial impact is uncertain, until such time as the impact can be reasonably forecasted.
     Overall, the 2006 economic environment is expected to be little changed from 2005. While weakness in the automotive manufacturing and supplier sector is expected, our exposure is modest. How much this weakness impacts other banking activities is unknown. Our assumption is that this will also be modest and mostly concentrated in our East Michigan and Northern Ohio regions. Regarding interest rates, we expect those to be relatively stable. We are not counting on much change in the shape of the yield curve, and will continue to target our interest rate risk position at our customary neutral position.
     Within this type of environment, and on the same basis as reported 2005 earnings, we anticipate a 2006 earnings per share range of $1.87-$1.92. However, two changes must be considered, one a certainty and one yet to be determined. First, we will adopt stock option expensing effective January 1, 2006. This will negatively impact earnings per share about $0.05 for the year. Second, is the Unizan Financial Corp. acquisition. This transaction has not yet received regulatory approval and we can make no assurances about it. However, if approved, we estimate this could negatively impact 2006 earnings per share by $0.03-$0.04. If both of these items are considered, the targeted GAAP earnings per share range would be $1.78-$1.84.
     Below is a list of more specific 2006 performance assumptions:
-	Revenue growth in the low- to mid-single digits reflecting:
-	Commercial loan growth in the mid-to-high single digit range,

-	Core deposit growth in the mid-single digit range,

-	A net interest margin that is relatively stable, and

-	Non-interest income growth in the mid-single digit range, including strong trust and brokerage income
-	Expense growth in the low-single digit range

-	Revenue that grows faster than expenses, resulting in positive operating leverage and continued improvement in our efficiency ratio

-	A net charge-off ratio at the lower end of our 0.35%-0.45% targeted range

-	Relatively stable NPA and allowance for loan loss ratios

-	Repurchases throughout the year of the remaining 9.8 million shares from the current 15 million share authorization
16% INCREASE IN QUARTERLY CASH DIVIDEND DECLARED
     Huntington Bancshares Incorporated today announced that the board of directors has declared a quarterly cash dividend on its common stock of $0.25 per common share, a 16.0% increase from the current quarterly dividend of $0.215 per common share. The dividend is payable April 3, 2006, to shareholders of record on March 17, 2006.
     “The board is especially pleased to announce this sizable increase in our common stock dividend,” said Thomas Hoaglin, chairman, president and chief executive officer, “as it is made possible by our financial performance and reflects our optimism for continued progress. This comes only three quarters after our last increase. We have a very strong capital base, and even with this dividend increase, we expect to generate excess capital. Our board is always looking for ways to enhance returns for our shareholders. One way is through share repurchases, which we have been making. Another is through cash dividend increases. The increase announced today results in a dividend payout ratio above our long-term targeted payout range of 40%-50%, but is warranted in the current, slower growth environment.”

Conference Call / Webcast Information
     Huntington’s senior management will host an earnings conference call today at 1:00 p.m. (Eastern Time). The call may be accessed via a live Internet webcast at huntington-ir.com or through a dial-in telephone number at 800-223-1238. Slides will be available at huntington-ir.com just prior to 1:00 p.m. (Eastern Time) today for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site huntington-ir.com. A telephone replay will be available approximately two hours after the completion of the call through January 31, 2006 at 800-642-1687; conference ID 3483504.
Forward-looking Statement
     This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2004, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
     This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release or in the Quarterly Financial Review supplement to this earnings release, which can be found on Huntington’s website at huntington-ir.com.
Annualized data
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully taxable equivalent interest income and net interest margin
     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
     Significant and/or one-time income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant and/or one-time items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is separately disclosed, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
     Percent changes of 100% or more are shown as “nm” or “not meaningful”. Such large percent changes typically reflect the impact of one-time items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are “not meaningful” for this purpose.
About Huntington
     Huntington Bancshares Incorporated is a $33 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 140 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of over 900 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania, and Arizona; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.
###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics
(Unaudited)

	2005		2004	Percent Changes vs.
(in thousands of dollars, except per share amounts)	Fourth	Third	Fourth	3Q05	4Q04

Net interest income	$243,676	$241,637	$239,068	0.8%	1.9%
Provision for credit losses	30,831	17,699	12,654	74.2	N.M.
Non-interest income	147,322	160,740	182,940	(8.3)	(19.5)
Non-interest expense	230,355	233,052	281,014	(1.2)	(18.0)

Income before income taxes	129,812	151,626	128,340	(14.4)	1.1
Provision for income taxes	29,239	43,052	37,201	(32.1)	(21.4)

Net Income	$100,573	$108,574	$91,139	(7.4)%	10.4%

Net income per common share — diluted	$0.44	$0.47	$0.39	(6.4)%	12.8%
Cash dividends declared per common share	0.215	0.215	0.200	—	7.5
Book value per common share at end of period	11.41	11.45	10.96	(0.3)	4.1

Average common shares — basic	226,699	229,830	231,147	(1.4)	(1.9)
Average common shares — diluted	229,718	233,456	235,502	(1.6)	(2.5)

Return on average assets	1.22%	1.32%	1.13%
Return on average shareholders’ equity	15.5	16.5	14.6
Net interest margin (1)	3.34	3.31	3.38
Efficiency ratio (2)	57.0	57.4	66.4
Effective tax rate	22.5	28.4	29.0

Average loans and leases	$24,468,233	$24,448,366	$23,032,173	0.1	6.2
Average loans and leases — linked quarter annualized growth rate.	0.3%	(0.2)%	15.1%
Average earning assets	$29,444,360	$29,404,945	$28,506,464	0.1	3.3
Average total assets	32,614,335	32,739,357	32,060,518	(0.4)	1.7
Average core deposits (3)	17,344,953	17,197,417	16,908,269	0.9	2.6
Average core deposits — linked quarter annualized growth rate (3)	3.4%	5.1%	9.7%
Average shareholders’ equity	2,573,538	2,610,782	2,481,373	(1.4)	3.7

Total assets at end of period	$32,764,805	$32,762,988	$32,565,497	—	0.6
Total shareholders’ equity at end of period	2,557,501	2,622,675	2,537,638	(2.5)	0.8

Net charge-offs (NCOs)	$17,568	$17,953	$20,913	(2.1)	(16.0)
NCOs as a % of average loans and leases	0.29%	0.29%	0.36%
Non-performing loans and leases (NPLs)	$101,915	$89,709	$63,962	13.6	59.3
Non-performing assets (NPAs)	117,155	101,800	108,568	15.1	7.9
NPAs as a % of total loans and leases and other real estate (OREO)	0.48%	0.42%	0.46%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.10	1.04	1.15
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.25	1.19	1.29
ALLL as a % of NPLs	263	283	424
ALLL as a % of NPAs	229	249	250

Tier 1 risk-based capital ratio (4)	9.10	9.42	9.08
Total risk-based capital ratio (4)	12.38	12.70	12.48
Tier 1 leverage ratio (4)	8.34	8.50	8.42
Average equity / assets	7.89	7.97	7.74
Tangible equity / assets (5)	7.19	7.39	7.18

(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(2)	Non-interest expense less amortization of intangibles ($0.2 million for all periods above) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(3)	Includes non-interest bearing and interest bearing demand deposits, savings and other domestic time deposits, and certificates of deposit less than $100,000.

(4)	December 31, 2005 figures are estimated.

(5)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).

HUNTINGTON BANCSHARES INCORPORATED
Annual Key Statistics
(Unaudited)

	Year Ended December 31,		Change
(in thousands of dollars, except per share amounts)	2005	2004	Amount	Percent

Net interest income	$962,411	$911,374	$51,037	5.6%
Provision for credit losses	81,299	55,062	26,237	47.6
Non-interest income	632,282	818,598	(186,316)	(22.8)
Non-interest expense	969,820	1,122,244	(152,424)	(13.6)

Income before income taxes	543,574	552,666	(9,092)	(1.6)
Provision for income taxes	131,483	153,741	(22,258)	(14.5)

Net Income	$412,091	$398,925	$13,166	3.3%

Net Income per common share — diluted	$1.77	$1.71	$0.06	3.5%
Cash dividends declared per common share	0.845	0.750	0.10	12.7

Average common shares — basic	230,142	229,913	229	0.1
Average common shares — diluted	233,475	233,856	(381)	(0.2)

Return on average assets	1.26%	1.27%
Return on average shareholders’ equity	16.0	16.8
Net interest margin (1)	3.33	3.33
Efficiency ratio (2)	60.0	65.0
Effective tax rate	24.2	27.8

Average loans and leases	$24,309,768	$22,126,894	2,182,874	9.9
Average earning assets	29,307,603	27,697,075	1,610,528	5.8
Average total assets	32,639,011	31,432,746	1,206,265	3.8
Average core deposits (3)	17,144,091	16,284,727	859,364	5.3
Average shareholders’ equity	2,582,721	2,374,137	208,584	8.8

Net charge-offs (NCOs)	80,057	78,535	1,522	1.9
NCOs as a % of average loans and leases	0.33%	0.35%

(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(2)	Non-interest expense less amortization of intangibles ($0.8 million for both periods above) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(3)	Includes non-interest bearing and interest bearing demand deposits, savings and other domestic time deposits, and certificates of deposit less than $100,000.